Exhibit (d)(7)

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT, dated as of July 19, 2021 (this “Amendment”), by and among (a) TitanSupernova Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Buyer”), (b) Sohu.com (Search) Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Seller”), and (c) Sohu.com Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and the 100% parent of Seller (“Sohu”, and together with Seller, the “Seller Parties”).

WHEREAS, the parties hereto entered into that certain Share Purchase Agreement, dated as of September 29, 2020 (as amended by Amendment No. 1 thereto dated as of December 1, 2020, the “Original Agreement”);

WHEREAS, the parties hereto desire to amend Section 8.01(b) of the Original Agreement so as to extend the “Termination Date” to December 31, 2021;

WHEREAS, Section 9.09(a) of the Original Agreement provides that any provision of the Original Agreement may be amended if such amendment is in writing and is signed by each party to the Original Agreement;

NOW, THEREFORE, the parties hereto agree to amend the Original Agreement as follows:

1.	Definitions.

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement.

2.	Amendments to the Original Agreement.

Section 8.01(b) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

“(b)      by either Sohu or Buyer if the Closing has not been consummated on or before December 31, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the Closing not occurring on or prior to the Termination Date;”

3.	Miscellaneous.

3.1	No Further Amendment.

The parties hereto agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment forms an integral and inseparable part of the Original Agreement.

3.2	Representations and Warranties of the Seller Parties.

Each of the Seller Parties, jointly and severally, represents and warrants to Buyer that:

(a)            Each of the Seller Parties has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by the Seller Parties have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller Parties are necessary to authorize the execution and delivery of this Amendment.

(b)           This Amendment has been duly and validly executed and delivered by the Seller Parties and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3	Representations and Warranties of Buyer.

Buyer represents and warrants to the Seller Parties that:

(a)            Buyer has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Buyer have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Amendment.

(b)           This Amendment has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Seller Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.4	References.

Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Original Agreement shall, from and after the execution of this Amendment, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement (as amended hereby) and references in the Original Agreement to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to September 29, 2020.

3.5	Other Miscellaneous Terms.

The provisions of Article 9 (Miscellaneous) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TitanSupernova Limited

By:	/s/ Hongda Xiao
Name: Hongda Xiao
Title: Director

[Signature Page to Amendment No. 2 to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOHU.COM LIMITED

By:	/s/ Charles Zhang
Name: Charles Zhang
Title: Chief Executive Officer

SOHU.COM (SEARCH) LIMITED

By:	/s/ Xiufeng Deng
Name: Xiufeng Deng
Title: Director

[Signature Page to Amendment No. 2 to Share Purchase Agreement]